EXHIBIT 12.1
STATEMENT REGARDING COMPUTATION OF RATIOS
RATIO OF EARNINGS TO FIXED CHARGES

								Pro Forma
						First Nine		First Nine
	Fiscal					Months Fiscal		Months
	2000	2001	2002	2003	2004	2004	2005	Fiscal 2005
				(Restated)

	(in thousands, except ratios)
Net Income (loss) before income taxes	$(5,739)	$(38,109)	$17,057	$(20,336)	$(40,468)	$(40,769)	$(19,424)	$(1,805)
Interest expense	51,223	57,020	62,395	57,494	72,841	54,595	57,035	37,283
Interest portion of rent expense (1)	1,318	1,922	1,991	2,360	2,096	1,579	1,617	1,617

Earnings available for fixed charges (2)	46,802	20,833	81,443	39,518	34,469	15,405	39,228	38,900
Divided by:
Fixed charges	52,541	58,942	64,386	59,854	74,937	56,174	58,652	37,095
Ratio of earnings to fixed charges	0.9x	0.4x	1.3x	0.7x	0.5x	0.3x	0.7x	1.0x

(1)	The interest portion of rent expense is assumed to be equal to 33% of operating lease and rental expense for the respective period.
(2)	The amounts of the deficiency in earnings available for fixed charges in which the ratio is less than one-to-one $5,739, $38,109, $20,336, $40,468, $40,769 and $19,424 for fiscal 2000, 2001, 2003 and 2004 and the first nine months of fiscal 2004 and 2005, respectively.